Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by SC Health Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of SC Health Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 21, 2019	/s/ Suresh Marimuthu
Suresh Marimuthu